Exhibit 10.47

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated as of March 21, 2013 (the “Effective Date”) between SETAL 10 TRUST (“Holder”), and U.S. DRY CLEANING SERVICES CORPORATION, a Delaware corporation (“Maker”), provides the terms on which Holder shall lend to Maker and Maker shall repay Holder.  The parties agree as follows:

1                                         LOAN AND TERMS OF PAYMENT

1.1                                                 Promise to Pay.  Maker hereby unconditionally promises to pay Holder the outstanding principal amount of any Advances (as defined below) and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

1.2                                                 Commitment; Interest; Repayment.

(a)                                 Commitment.  Subject to the terms and conditions of this Agreement, Holder agrees to advance to Maker (each an “Advance” and collectively, the “Advances”) from time to time on or prior to March 31, 2014 (the “Demand Date”), one or more term loans in an aggregate principal amount of up to Five Hundred Thousand Dollars ($500,000), with the first Advance in the amount of Two Hundred Thousand Dollars ($200,000) to be made from immediately available funds upon execution of this Agreement by Holder.  However, Holder shall not be obligated to make any subsequent Advances if Maker’s trailing three (3) month EBITDA is less than Three Hundred Thousand Dollars ($300,000).  All Advances may be prepaid in accordance with Section 1.2(e) below and any prepaid principal amount of an Advance may be advanced again from time to time prior to the Demand Date.

(b)                                 Interest.  Commencing on the date of each Advance, interest shall accrue on the unpaid principal amount of each Advance at a rate of 20% per annum, compounded monthly (the “Interest Rate”), and Holder shall make monthly payments of .8333% (equaling payments of 10% annually) of the original amount of the Advance (e.g. $833.33 per month on a $100,000 Advance) commencing on the date that is one month following the date of each Advance (each, an “Interest Payment Date”).  Notwithstanding the foregoing, if any Event of Default occurs and is not cured within thirty (30) days, simple interest shall accrue on each Advance at a default rate equal to the lesser of 24% per annum or the maximum rate permitted under applicable law.  Further, a late fee of 5% of the payment amount shall apply and attach to any monthly payment not received by Holder on or before the fifteenth (15th) day after such payment is due.

(c)                                  Repayment.  All outstanding principal and accrued and unpaid interest under the Advances are due and payable in full upon the earlier of the Demand Date or ten (10) Business Days of closing any financing transaction the net proceeds of which are equal to or greater than the aggregate amount of all outstanding Obligations.

(d)                                 Mandatory Prepayment Upon an Acceleration.  If the Advances are accelerated following the occurrence of an Event of Default, Maker shall immediately pay to Holder all outstanding Obligations due and owing under this Agreement, including, but not limited to, an amount equal to the outstanding principal amount of all any Advances plus accrued interest thereon.

(e)                                  Permitted Prepayment of Advances.  Maker shall have the option, so long as there is no current, continuing Event of Default, to prepay, in whole or in part, any Advances.

1.3                                                 Payments. All payments (including prepayments) to be made by Maker under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim.

1.4                                                 Fees and Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Loan Documents.

1.5                                                 Issuance of Common Stock.  As additional consideration for the commitment of the Advances hereunder, Maker hereby agrees to issue to Holder 13,750,000 restricted shares Common Stock of Maker, par value $0.001, pursuant to a Restricted Stock Purchase Agreement at such time as Maker issues the restricted shares of Common Stock to Wattles Capital Management and management of Maker pursuant to that Letter Agreement, dated February 21, 2012, between and among the Company, Wattles Capital Management, LLC, Mark Wattles, Setals 1-6 LLCs, Setal 7 LLC and Lester E. Taylor.

1.6                                                 Potential Protection as Senior Debt.  Upon the occurrence of an Event of Default under Section 6.3 below, if the amount of current outstanding Senior Indebtedness is less than $750,000 (with the value that is the difference between the current outstanding Senior Indebtedness and $750,000 being hereinafter referred to as the “Excess Senior Indebtedness”), the maximum amount of the Obligations up to but not exceeding the Excess Senior Indebtedness shall be considered Senior Indebtedness and shall be entitled to all rights and remedies afforded by any loan documents to which the Maker is a party or as otherwise provided under the Code.

2                                         CONDITIONS OF ADVANCE(S)

2.1                                                 Conditions Precedent to Advance(s).  Holder’s obligation to make the initial Advance is subject to the condition precedent that Holder shall have received, in form and substance satisfactory to Holder, such documents, and completion of such other matters, as Holder may reasonably deem necessary or appropriate, including, without limitation:

(a)                                 duly executed original signatures to the Loan Documents;

(b)                                 the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided, further, no Event of Default shall have occurred and be continuing or result from the Advances; and

(c)                                  in Holder’s sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations.

Holder’s obligation to make any subsequent Advances is subject to the reasonable satisfaction of the conditions precedent set forth in Sections 2.1(b)-(c).

2.2                               Covenant to Deliver.  Maker agrees to deliver to Holder each item required to be delivered to Holder under this Agreement as a condition precedent to the initial Advance.

3                                         AUTHORIZATION; POWER AND AUTHORITY

The execution, delivery and performance by Maker of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Maker’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Maker or any of its property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Maker is bound.

4                                         AFFIRMATIVE COVENANTS

Maker shall do all of the following:

4.1                                                 Government Compliance.  Maker shall comply with all laws, ordinances and regulations to which it is subject, noncompliance with which would reasonably be expected to have a material adverse effect on Maker’s business;

4.2                                                 Access to Books and Records.  Allow Holder, or its agents, at reasonable times, on five (5) Business Days’ notice (provided, however, that no notice is required if an Event of Default has occurred and is continuing), to audit and copy Maker’s Books.  The foregoing inspections and audits shall be at Holder’s expense; and

4.3                                                 Further Assurances.  Execute any further instruments and take further action as Holder reasonably requests to affect the purposes of this Agreement.

5                                         NEGATIVE COVENANTS

Maker shall not do any of the following without Holder’s prior written consent:

5.1                                                 Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in any business other than the businesses currently engaged in by Maker or reasonably related thereto; (b) liquidate or dissolve; or (c) enter into any transaction or series of related transactions in which the stockholders of Maker who were not stockholders immediately prior to the first such transaction own more than forty percent (40%) of the voting stock of Maker immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Maker’s equity securities in a public offering or to venture capital or other institutional investors so long as Maker identifies to Holder the investors prior to the closing of the transaction and provides to Holder a description of the material terms of the transaction).  Maker shall not, without at least thirty (30) days’ prior written notice to Holder: (1) change its jurisdiction of organization, (2) change its organizational structure or type, (3) change its legal name, or (4) change any organizational number (if any) assigned by its jurisdiction of organization;

5.2                                                 Mergers or Acquisitions.  Merge or consolidate with any other Person, or acquire all or substantially all of the capital stock or property of another Person; or

5.3                                                 Employment of Alex Bond.  Maker shall employ Alex Bond as Chief Executive Officer except for vacations, illness, and leaves of absence approved by Maker or termination approved by the Board or Holder.

6                                         EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

6.1                                                 Payment Default.  Maker fails to (a) make any payment of principal on the Demand Date or interest on any Advance within thirty (30) business days of an Interest Payment Date, or (b) pay any other Obligations when such Obligations are due and payable;

6.2                                                 Covenant Default.

(a) Maker violates any covenant in Section 5; or

(b) Maker fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, the failure or neglect of which could reasonably have a materially adverse effect on Maker’s business, and as to any default (other than those specified in this Section 6) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30)  day period or cannot after diligent attempts by Maker be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Maker shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default.  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

6.3                                                 Insolvency (a) Maker begins an Insolvency Proceeding; or (b) an Insolvency Proceeding is begun against Maker and not dismissed or stayed within thirty (30) days; or

6.4                                                 Misrepresentations.  Maker or any Person acting for Maker makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Holder or to induce Holder to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made.

7                                         HOLDER’S RIGHTS AND REMEDIES

7.1                                                 Rights and Remedies.  While an Event of Default occurs and continues for a period of more than thirty (30) days, Holder may, without notice or demand, do any or all of the following, subject at all times to the rights of an secured interest holders or senior debtors, as the case may be:

(a)                                 declare all Obligations immediately due and payable;

(b)                                 apply to the Obligations any balances and deposits of Maker it holds;

(c)                                  demand and receive copies of Maker’s Books; and

(d)                                 exercise all rights and remedies available to Holder under the Loan Documents or at law or equity, including all remedies provided under the Code available to an unsecured creditor.

7.2                                                 No Waiver; Remedies Cumulative.  Holder’s failure, at any time or times, to require strict performance by Maker of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Holder thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Holder’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Holder has all rights and remedies provided under the Code, by law, or in equity.  Holder’s exercise of one right or remedy is not an election and shall not preclude Holder from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Holder’s waiver of any Event of Default is not a continuing waiver.  Holder’s delay in exercising any remedy is not a waiver, election, or acquiescence.

8                                         NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Holder or Maker may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 8.

If to Maker:	U.S. Dry Cleaning Services Corporation
20250 Acacia St., Suite 230
Newport Beach, CA 92660

Attn: Timothy N. Stickler, General Counsel
Fax: (949) 734-7284
Email: tstickler@usdrycleaning.com

If to Holder:	Setal 10 Trust
P.O. Box 1687
Bellflower, CA 90707

Attn: Lester E. Taylor, Jr., Trustee
Fax: (562) 925-5831
Email: skip.taylor1@gmail.com

9                                         CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law.  Maker and Holder each submit to the exclusive jurisdiction of the State and Federal courts in Orange County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Holder from bringing suit or taking other legal action to enforce a judgment or other court order in favor of Holder.  Maker expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Maker hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Maker hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Maker at the address set forth in Section 8 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Maker’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE EXTENT PERMITTED BY LAW, MAKER AND HOLDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

10                                  GENERAL PROVISIONS

10.1                                          Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Maker may not assign this Agreement or any rights or obligations under it without Holder’s prior written consent (which may be granted or withheld in Holder’s discretion).  Holder has the right, without the consent of or notice to Maker, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Holder’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

10.2                                          Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

10.3                                          Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

10.4                                          Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

10.5                                          Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.

10.6                                          Confidentiality.  In handling any confidential information, Holder shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Holder’s Affiliates (such Affiliates, together with Holder, collectively, “Holder Entities”); (b) as required by law, regulation, subpoena, or other order; and (c) as Holder considers appropriate in exercising remedies under the Loan Documents.  Confidential information does not include information that is either: (i) in the public domain or in Holder’s possession when disclosed to Holder, or becomes part of the public domain after disclosure to Holder; or (ii) disclosed to Holder by a third party if Holder does not know that the third party is prohibited from disclosing the information.

Holder Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Maker.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

10.7                                          Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

10.8                                          Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

10.9                                          Usury.  The Advances, including the total obligation amount, are hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the loan evidenced hereby or thereby, or otherwise, shall the amount paid or agreed to be paid to Holder hereunder for the Advances, use, forbearance or detention of money exceed that permissible under California law.  If at any time the performance of any provision hereof involves a payment exceeding the limit of the price that may be validly charged for the Advances, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of Maker and Holder that all payments under this Agreement are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest set forth herein or (ii) that permitted by California law, whichever is the lesser, and the balance toward the reduction of principal.  The provisions of this Section 10.9 shall never be superseded or waived and shall control every other provision of the Loan Documents.  Maker represents and warrants that the proceeds of the Advances evidenced hereby will only be used for business purposes, as that term is defined in the Code.

11                                  DEFINITIONS

11.1                                          Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Board” is Maker’s board of directors.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Holder is closed.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, however, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“EBITDA” is earnings before interest, taxes, depreciation, and amortization.

“Effective Date” is defined in the preamble hereof.

“Event of Default” is defined in Section 6.

“Excess Senior Indebtedness” is defined in Section 1.6.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Holder” is defined in the preamble hereof.

“Holder Entities” is defined in Section 10.6.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Maker, and any other present or future agreement between Maker and/or for the benefit of Holder, all as amended, restated, or otherwise modified.

“Maker” is defined in the preamble hereof.

“Maker’s Books” are all Maker’s books and records including ledgers, federal and state tax returns, and records regarding Maker’s assets or liabilities, business operations or financial condition.

“Obligations” are Maker’s obligations to pay when due any debts, principal, interest, and other amounts Maker owes Holder now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Maker assigned to Holder, and the performance of Maker’s duties under the Loan Documents.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Senior Indebtedness” means existing or new operating leases or loans not to exceed $750,000 in the aggregate secured by the existing collateral or replacement assets.  As used in this Agreement, the term Senior Indebtedness shall have the same force and effect as such term is used in Maker’s series of 10% Senior Secured Original Issue Discount Convertible Debentures due September 23, 2013.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

MAKER:

U.S. DRY CLEANING SERVICES CORPORATION

/S/ ALEX BOND
Alex Bond, Chief Executive Officer

HOLDER:

SETAL 10 TRUST

/S/ LESTER E. TAYLOR, JR.
Lester E. Taylor, Jr., Trustee

Signature page to Loan Agreement